Exhibit 99.1

AlloVir Reports Second Quarter 2020 Financial Results

Cambridge, Mass. – September 02, 2020 – AlloVir (Nasdaq: ALVR), a late clinical-stage cell therapy company, today reported financial results for the second quarter ended June 30, 2020.

“AlloVir has achieved important scientific and operational milestones that have us well positioned for growth,” said David Hallal, Chairman and Chief Executive Officer of AlloVir. “As we have advanced our portfolio of allogeneic, off -the-shelf, virus specific T cell therapies and are bolstered by a strong cash position stemming from our recent IPO, we look forward to executing our robust plans to progress the important pivotal and proof-of-concept studies across our pipeline.”

Second Quarter 2020 Financial Highlights

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Research and development expenses were $8.9 million for the quarter ended June 30, 2020 compared to $2.8 million for the quarter ended June 30, 2019. The increase year-over-year is attributable to costs related to the development of the company’s product candidates, increased activity in outsourcing of manufacturing, and an increase in headcount and external consultants in support of research activities.

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General and administrative expense was $3.3 million for the quarter ended June 30, 2020 compared to $3.2 million for the quarter ended June 30, 2019. The increase year-over-year was primarily attributable to legal, accounting and professional fees related to costs associated with operating activities and the preparations for becoming a public company.

•	Stock-based compensation expense was $0.5 million and $1.4 million for the three months ended June 30, 2020 and 2019, respectively.

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As of June 30, 2020, AlloVir had cash, cash equivalents, and marketable securities of $104.5 million, which compares to cash, cash equivalents, and marketable securities of $126.1 million as of December 31, 2019.

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For the quarter ended June 30, 2020, net loss was $11.6 million or $4.43 per share compared to a net loss of $5.3 million or $5.05 per share for the quarter ended June 30, 2019. The total number of common shares and preferred shares outstanding as of June 30, 2020 was 2,801,059 and 59,398,350, respectively. For purposes of calculating the earnings per share, only the common shares were used in the denominator.

Subsequent Events

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In August, the Company closed on an initial public offering raising $317.7mm in gross proceeds prior to deducting underwriting discounts, commissions and offering expenses. We believe that the net proceeds from our IPO, together with our existing cash, cash equivalents and short-term investments, will enable us to fund our operating expenses and capital expenditure requirements into 2023.

About AlloVir

AlloVir is a leading late clinical-stage cell therapy company with a focus on restoring natural immunity against life-threatening viral diseases in patients with severely weakened immune systems. The company’s innovative and proprietary technology platforms leverage off-the-shelf, allogeneic, multi-virus specific T cells targeting devastating viruses for patients with T cell deficiencies who are at risk from the life-threatening consequences of viral diseases. AlloVir’s technology and manufacturing process enables the potential for the treatment and prevention of a spectrum of devastating viruses with each single allogeneic cell therapy. The company is advancing multiple mid- and late-stage clinical trials across its product portfolio. For more information visit www.allovir.com.

AlloVir uses its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Company’s website in the ‘Investors & Media’ section. Accordingly, investors should monitor such portions of the AlloVir website, in addition to following press releases, SEC filings and public conference calls and webcasts.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding AlloVir’s development and regulatory status of our product candidates and its strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to AlloVir’s financial results, the timing for completion of AlloVir’s clinical trials of its product candidates, whether and when, if at all, AlloVir’s product candidates will receive approval from the U.S. Food and Drug Administration, or FDA, or other foreign regulatory authorities, competition from other biopharmaceutical companies, and other risks identified in AlloVir’s SEC filings. AlloVir cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. AlloVir disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent AlloVir’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

AlloVir, Inc. Statement of Operations (Unaudited)

Three and Six Months Ended June 30, 2019

	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$—	$—	$—	$165
Operating expenses:
Research and development	8,885	2,755	15,724	3,906
General and administrative	3,268	3,190	6,269	4,977

Total operating expenses **	12,153	5,945	21,993	8,883

Loss from operations	(12,153)	(5,945)	(21,993)	(8,718)
Total other income, net:
Interest income	166	503	623	619
Other income, net	355	140	399	273

Net loss	$(11,632)	$(5,302)	$(20,971)	$(7,826)

Net loss per share —- basic and diluted	$(4.43)	$(5.05)	$(8.66)	$(8.49)

Weighted-average common shares outstanding—-basic and diluted	2,625,648	1,050,190	2,420,797	921,995

AlloVir, Inc. Balance Sheet

As of June 30, 2020 (Unaudited) and December 31, 2019

(in thousands)	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash, cash equivalents and short-term investments	$104,451	$126,077
Other current assets	2,837	1,236

Total current assets	107,288	127,313
Other assets	10,558	12,109

Total assets	$117,846	$139,422

Liabilities and stockholders’ deficit
Current liabilities	$8,915	$9,106
Long-term liabilities	7,098	8,692

Total liabilities	16,013	17,798

Preferred Stock	173,127	173,127
Total stockholders’ deficit	(71,294)	(51,503)

Total liabilities, preferred stock, and stockholders’ deficit	$117,846	$139,422

Media contact:

Courtney Heath

ScientPR

AlloVirPR@scientpr.com

617-872-2462

Investor contact:

Medha Chadha

AlloVir

ir@allovir.com

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